                                                                      EXHIBIT 10

[FURMAN SELZ LLC LOGO]          230 PARK AVENUE  - NEW YORK 10169 - 212-309-8200

                                                                   July 23, 1997

The Board of Directors
Ply Gem Industries, Inc.
777 Third Avenue
New York, NY 10017

Gentlemen:

     We understand that Ply Gem Industries, Inc. ("Ply Gem" or the "Company"), NTK Sub ("NTK Sub") and Nortek, Inc. ("Nortek") propose to enter into an Agreement and Plan of Merger (the "Agreement"), substantially in the form of the draft included with the offer letter from Nortek dated July 18, 1997 (the "Offer Letter"), whereby, among other things, NTK Sub, a subsidiary of Nortek, has agreed to purchase all of the issued and outstanding shares of common stock of the Company (the "Common Stock") at $19.50 per share in cash (the "Consideration") pursuant to a tender offer (the "Tender Offer"). Following the completion of the Tender Offer, NTK Sub will be merged into the Company, with the Company continuing as a wholly-owned subsidiary of Nortek. The terms of the proposed transaction (the "Proposed Transaction") are set forth in more detail in the Agreement.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the stockholders of the Company in the Proposed Transaction. It is our understanding that the Proposed Transaction is subject to approval by the Board of Directors of Ply Gem.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) the Agreement and the financial terms of the Proposed Transaction set forth therein;

          (ii) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and 1997 and certain other filings with the Securities and Exchange Commission made by the Company, including proxy statements;

          (iii) selected other publicly available information concerning the Company and the trading market for the Common Stock;

          (iv) selected non-public information relating to the Company, including financial forecasts and projections, furnished to us by the Company;

          (v) the draft, included with the Offer Letter, of the Non-Compete and Termination Agreement between the Company and the Company's Chief Executive Officer, Mr. Jeffrey S. Silverman;

          (vi) selected publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for certain of such companies' securities; and

          (vii) the financial terms and conditions of selected recent mergers and acquisitions which we believe to be relevant.

MEMBERS: NEW YORK, AMERICAN, OTHER PRINCIPAL STOCK EXCHANGES & REGULATED BY SFA

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Ply Gem Industries, Inc.
July 23, 1997
Page 2

In addition, we have performed and conducted the following:

          (i) discussions with selected members of senior management of the Company concerning its respective businesses and operations, assets, present condition and future prospects;

          (ii) site visits to selected properties and facilities of the Company, although we have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities nor undertaken any obligation to do so; and

          (iii) such other analyses, examinations and procedures, and reviewed such other agreements and documents, and considered such other factors, as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

     In addition, we have taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and does not represent an opinion as to the value of the Common Stock or the impact of the Proposed Transaction or its announcement on the trading price of the Common Stock.

     We have assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information obtained from public sources or provided to us by the Company and reviewed by us for purposes of arriving at our opinion, and we have not assumed any responsibility for independent verification of such information or undertaken any obligation to verify such information. In addition, with respect to the financial forecasts and projections of the Company used in our analysis, the management of the Company has informed us that such forecasts and projections are reasonable and we have assumed that they represent the best current judgment of the management of the Company as to the future financial condition and operating results of the Company, and have assumed that such forecasts and projections have been reasonably prepared based on such current judgment. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

     Furman Selz will receive a fee for its services to the Board of Directors in connection with this opinion pursuant to an engagement letter, dated June 20, 1997 as amended on July 15, 1997, entered into between Furman Selz and the Company. Furman Selz will receive an additional fee upon consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse Furman Selz for certain out-of-pocket expenses and to indemnify Furman Selz for certain liabilities arising from the delivery of this opinion. As you may know, in the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     We are aware of the fact that, in connection with the execution of the Agreement, the Company will terminate its Agreement and Plan of Merger, dated June 24, 1997, with Atrium Holdings, Corp. This opinion does not constitute a recommendation of the Proposed Transaction over any other alternative transactions which may be available to the Company. Our opinion as expressed herein deals only with whether the Consideration to be received by the stockholders of the Company in the Proposed Transaction is fair from a financial point of view.

     This opinion is for the use and benefit of the Board of Directors in its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to or whether to accept the Consideration to be received

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Ply Gem Industries, Inc.
July 23, 1997
Page 3

by such stockholder in connection with the Proposed Transaction. We were not requested to opine as to, and this opinion does not in any manner address, the underlying business decision of the Board of Directors to proceed with or effect the Proposed Transaction. This opinion may be included in its entirety in any proxy statement or Schedule 14D-9 with respect to the Proposed Transaction, but it may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent (except in such proxy statement or Schedule 14D-9, provided Furman Selz has been given a reasonable opportunity to review such summary, excerpt or reference).

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the Consideration to be received by the stockholders of the Company in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          FURMAN SELZ LLC

                                          /s/ William Shutzer

                                          --------------------------------------
                                          William Shutzer
                                          President